Press Release

WARWICK VALLEY TELEPHONE COMPANY ANNOUNCES 10% DIVIDEND INCREASE EFFECTIVE FIRST QUARTER 2009

(Warwick, NY, March 10, 2009) Reflecting the Company’s positive outlook for generation of long-term cash flow, the Board of Directors of the Warwick Valley Telephone Company (Nasdaq: WWVY) (“WVT”) increased the ongoing quarterly Common Share cash dividend by 10%. The increase will be effective as of the first quarter of 2009. The new quarterly rate of $.22 is up from $.20. The Board declared that the first quarter dividend is to be paid on March 31, 2009 to shareholders of record as of March 20, 2009. On an annualized basis, the new dividend rate is $.88 versus $.80 per share previously.

Wisner H. Buckbee, Chairman of the Board, said: “This dividend increase demonstrates the Board’s confidence in the continued strong performance of WVT’s business, our cash generation capabilities, and our firm commitment to our shareholders.”

Additionally, the Board of Directors declared the regular quarterly dividend of $1.25 per share on the outstanding 5,000 shares of the Company’s 5% Preferred Shares to be paid on March 31, 2009 to shareholders of record as of March 20, 2009.

Warwick Valley Telephone Company is a full service telecommunications company operating in the greater Hudson Valley region, offering franchised services in southern Orange County, N.Y. and portions of northwestern N.J and competitive services throughout the region. Through its subsidiaries and affiliated companies, Warwick Valley Telephone Company offers local, long distance, internet and video services.

Contact:	Warwick Valley Telephone Co. Duane W. Albro President & CEO (845) 986-2100